Two Bethesda Metro Center	Phone 301.986.0701
Suite 1200	Fax 301.986.0702
Bethesda, MD 20814

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES ADJUSTED DILUTED EARNINGS

PER SHARE OF $1.01 FOR THE YEAR ENDED DECEMBER 31, 2003

        BETHESDA, MARYLAND, February 25, 2004 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced adjusted diluted earnings per share (excluding loss on the early extinguishment of debt and premium related to the repurchase of preferred stock) of $0.13 for the three-month period ended December 31, 2003, and $1.01 for the year ended December 31, 2003.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Diluted earnings (loss) per share	$(0.52)	$0.24	$0.39	$0.86
Loss on early extinguishment of debt, net of tax	0.55	--	0.52	0.13
Premium related to repurchase of preferred stock	0.10	--	0.10	--

Adjusted diluted earnings per share	$0.13	$0.24	$1.01	$0.99

        Net sales for the quarter ended December 31, 2003 increased by $7.8 million, or 5.8%, to $142.8 million from $135.0 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $4.0 million, or 3.2%, increase in same-center sales in the Company’s O&P practices and a $0.8 million, or 10.3%, increase in external sales by the Company’s distribution segment, with the net balance coming principally from recently acquired practices. Gross profit for the fourth quarter of 2003 was $75.3 million, or 52.7% of net sales, compared to $72.5 million, or 53.7% of net sales, in the fourth quarter of the prior year. The principal reason for the decline in gross profit percentage in the fourth quarter of 2003 was the recognition of the annual book to physical inventory adjustment. The $2.8 million improvement in gross profit dollars was due to increased net sales. Income from operations decreased by $3.7 million in the fourth quarter of 2003 to $16.6 million from $20.3 million in the same period of the prior year, primarily due to an $8.2 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was principally the result of: (i) a $3.2 million increase in salaries, travel and selling expenses associated primarily with the Company’s marketing initiative, staffing of recently acquired practices, the roll-out of our new billing system (“OPS”), corporate governance costs, and higher variable compensation for the practitioners; (ii) a $2.3 million increase in bad debt expense over the prior year’s fourth quarter; and (iii) $1.7 million in increased rent and occupancy costs associated principally with acquired facilities. In addition to the selling general and administrative expenses, depreciation and amortization increased $0.4 million due to the roll-out of OPS. These additional costs were partially offset by the $2.8 million improvement in gross profit mentioned above.

        The Company recorded a net loss applicable to common stock of $10.7 million or $0.52 per diluted share for the quarter ended December 31, 2003, compared to net income applicable to common stock of $5.2 million, or $0.24 per diluted share, in the prior year’s comparable period. The early extinguishment of debt related to the tender and refinance of $134.4 million of the 11¼ % Senior Subordinated Notes completed in October of 2003 and premium paid related to the repurchase and retirement in 2003 of $30.0 million of 7% Redeemable Preferred Stock (“Redeemable Preferred Stock”), had a $13.7 million negative impact on net income applicable to common stock, or $(0.65) per share, in the fourth quarter of 2003. Otherwise the Company would have reported net income applicable to common stock of $2.9 million or $0.13 per diluted share.

        Net sales for the year ended December 31, 2003 increased by $22.4 million, or 4.3%, to $547.9 million from $525.5 million in the prior year. The sales growth was primarily the result of an $8.0 million, or 1.6%, increase in same-center sales in the Company’s O&P practices, and a $5.8 million, or 19.6%, increase in external sales by the Company’s distribution segment, with the net balance coming principally from recently acquired practices. Gross profit for the year was $289.5 million, or 52.8% of net sales, compared to $278.5 million, or 53.0% of net sales, in the prior year. The $11.0 million improvement in gross profit was due to increased net sales. Income from operations increased $1.9 million during the year to $84.6 million from $82.6 million in the prior year. Selling, general and administrative expenses increased as the result of the following: (i) a $5.7 million increase in salaries, travel, and selling expense primarily associated with staffing the Company’s marketing initiative, corporate governance costs, and staffing related to recently acquired practices; (ii) a $1.7 million increase in bad debt expense due to the increase in net sales which was virtually unchanged as a percentage of sales; and (iii) $2.7 million in increased rent and occupancy costs associated principally with acquired facilities. Income from operations was further affected by a $0.8 million increase in depreciation and amortization due to the roll-out of OPS.

        The Company recorded net income applicable to common stock of $8.8 million or $0.39 per diluted share, for the year ended December 31, 2003, compared to net income applicable to common stock of $18.4 million, or $0.86 per diluted share, in the prior year. The early extinguishment of debt related to the tender and refinance of $134.4 million of the 11¼% Senior Subordinated Notes completed in October of 2003 and premium paid related to the repurchase and retirement in 2003 of $30.0 million of the Redeemable Preferred Stock had a negative impact on net income applicable to common stock of $13.7 million, or $0.62 per share, for the year ended December 31, 2003. Otherwise the Company would have reported net income applicable to common stock of $22.5 million, or approximately $1.01 per diluted share. In the prior year, Hanger had net income, excluding loss on early extinguishment of debt of $21.2 million, or approximately $0.99 per diluted share.

        Chairman and CEO Ivan R. Sabel stated, “Last year was a transition period for Hanger. Significant investments have been made in systems, marketing and process improvement to meet our sales goals in 2004. We started to see some benefit from these efforts in the fourth quarter in the form of increased same-center sales. We believe we are also making progress with regard to national contracts. While we are disappointed in our fourth quarter performance, we did absorb some additional expenses related to increased marketing, corporate governance and the roll out of our new billing system which is now in almost 300 practices and scheduled to be substantially completed by June 30th. We made a number of investments for the future and still finished the year with operating income that was higher than last year’s results.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 585 patient-care centers in 44 states and the District of Columbia, with 3,115 employees. Hanger is organized into two business segments: patient-care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.

_________________

Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company’s SEC filings for factors that could cause actual results to differ materially from the Company’s expectations.

-tables to follow-

Hanger Orthopedic Group, Inc.
(In Thousands, Except Share and Per Share Data)

Income Statement:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002[1]	2003	2002[1]
Net sales	$142,794	$134,987	$547,903	$525,534
Cost of goods sold	67,478	62,457	258,383	247,068

Gross profit	75,316	72,530	289,520	278,466
Selling, general and administrative	56,151	47,977	194,473	184,072
Depreciation and amortization	2,807	2,414	10,690	9,892
Other items	(213)	1,859	(213)	1,859

Income from operations	16,571	20,280	84,570	82,643
Interest expense, net	8,042	9,388	36,278	38,314
Loss on early extinguishment of debt	20,081	--	20,081	4,686

Income (loss) before taxes	(11,552)	10,892	28,211	39,643
Provision (benefit) for income taxes	(4,131)	4,345	11,972	16,073

Net income (loss)	(7,421)	6,547	16,239	23,570
Less preferred stock dividends declared and accretion	1,200	1,316	5,342	5,202
Less preferred stock dividends paid 2	2,120	--	2,120	--

Net income (loss) applicable to common stock	$(10,741)	$5,231	$8,777	$18,368

Diluted Per Share Data:
Net income (loss)	$(0.52)	$0.24	$0.39	$0.86
Loss on early extinguishment of debt, net of tax	0.55	--	0.52	0.13
Preferred stock dividend paid 2	0.10	--	0.10	--

Net income before loss on early extinguishment of debt
and preferred stock dividends paid	$0.13	$0.24	$1.01	$0.99

Weighted average number of diluted common
shares outstanding	20,794,810	21,517,551	22,238,524	21,459,395

Balance Sheet Data:	December 31, 2003	December 31, 2002
Working Capital	$143,287	$126,668
Total Debt	409,437	383,282
Shareholders' Equity	180,091	167,667

Note 1:	Approximately $1.9 million in medical benefits for the quarter and $5.7 million in the twelve month period ended December 31, 2003 were reclassified from Selling, General and Administrative expenses to Cost of Goods Sold to conform to the current year presentation.

Note 2:	Represents premium paid in connection with repurchase of $30.0 million in Redeemable Preferred Stock

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Patient-care centers	585	583	585	583
Number of states (including D.C.)	45	45	45	45
Number of Practitioners	955	962	955	962
Payor mix:
Private pay and other	55.6%	54.2%	55.2%	56.1%
Medicare	32.4%	33.3%	33.0%	32.1%
Medicaid	9.0%	9.8%	9.2%	9.5%
VA	3.0%	2.7%	2.6%	2.3%
EBITDA (millions) [1]	$19.4	$22.7	$95.3	$92.5
EBITDA margin [1]	13.6%	16.8%	17.4%	17.6%
Operating margin	11.6%	15.0%	15.4%	15.7%
Percentage of net sales from:
Patient-care services	93.8%	94.1%	93.6%	94.4%
Distribution	6.2%	5.9%	6.4%	5.6%

Note 1:	Earnings before interest, taxes, depreciation, and amortization ("EBITDA") is defined as income from operations plus depreciation and amortization.